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                                                                    EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm

The Administrator
Consumer Portfolio Services, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-58199) of Consumer Portfolio Services, Inc. of our report dated June 28, 2004, with respect to the statement of net assets available for benefits of the Consumer Portfolio Services, Inc. 401(k) Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2004 annual report on Form 11-K of Consumer Portfolio Services, Inc.


                                            /s/ KPMG LLP


Costa Mesa, California
September 29, 2005